Exhibit 99.1

For more information, contact:
Inna Vyadro	William J. Stuart
Director of Investor Relations	Chief Financial Officer
Soapstone Networks	Soapstone Networks
978-715-2300	978-715-2300
ivyadro@soapstonenetworks.com	wstuart@soapstonenetworks.com

Soapstone Networks to Ring NASDAQ® Closing Bell in Celebration of the

Name and Ticker Symbol Change from Avici Systems

BILLERICA, MA, Mar 17, 2008 — Avici Systems (NASDAQ: AVCI) today announced that it will celebrate the change of the Company’s name to Soapstone Networks and ticker symbol change to SOAP by participating in the NASDAQ(R) Closing Bell Ceremony on March 19, 2008 at 4:00 p.m.

“This is an exciting period for the Company as we officially become Soapstone Networks. We are honored to be able to preside over the NASDAQ market close in celebration of this milestone,” said Bill Leighton, Chief Executive Officer, Soapstone Networks. “We believe that Soapstone is creating a new market for the telecom industry by making it possible for carriers and enterprises to automate the service lifecycle and accelerate innovation. By decoupling services from the underlying network, the Soapstone service and control framework provides best-in-class choice to customers.”

On February 28, 2008 Avici announced that it would officially change its name to Soapstone Networks and begin to trade under the new ticker symbol SOAP as of March 19, 2008.

What: Soapstone to ring NASDAQ Closing Bell

When: Wednesday, March 19, 2008 at 4:00 p.m. (Eastern Time)

Where: NASDAQ MarketSite — 4 Times Square — 43rd & Broadway, New York, NY

Web cast: www.nasdaq.com/reference/marketsite_about.stm begins at 3:50 p.m.

About Avici Systems

Avici Systems Inc., headquartered in Billerica, Mass., has provided purpose-built carrier-class routing solutions for the Internet. The company’s routing systems provide IP solutions to some of the world’s leading service providers. www.avici.com

About Soapstone Networks

Soapstone Networks is at the forefront of the movement to Carrier Ethernet by delivering resource control systems that realize NGN software-provisioned services in the new Carrier Ethernet transport network. Soapstone’s common control framework decouples services from underlying network technologies. The Soapstone solution dynamically provisions precise, SLA-quality services, continuously optimizing utilization of network resources to bring orderly, predictable business-driven behavior to service provider networks. The future of Carrier Ethernet—www.soapstonenetworks.com

This release contains information about Avici’s future expectations, plans, and prospects, including Avici’s expectations for the growth opportunity for Soapstone Networks, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will,” “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the early stage of Soapstone Networks, market acceptance of our products, services and enhancements, dependence on our major customer, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on technology and distribution partners, and other risks set forth in Avici’s filings with the Securities and Exchange Commission. Avici does not undertake any duty to update forward-looking statements.